UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GENCO SHIPPING & TRADING LIMITED
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2024

This proxy statement supplement (the “Supplement”), dated May 20, 2024, provides updated information with respect to the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Genco Shipping & Trading Limited (the “Company”) to be held on May 23, 2024, at 10:00 a.m. (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the shareholders of the Company on or about May 20, 2024. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on April 16, 2024 (the “Proxy Statement”), continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our shareholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in the Proxy Statement, GK Investor LLC nominated Robert M. Pons for election as a director at the Annual Meeting and submitted a shareholder proposal to repeal certain provisions of, or amendments to, the Company’s By-Laws adopted after March 28, 2023.  Since then, GK Investor LLC withdrew its nomination of Mr. Pons and its shareholder proposal.

All nominees other than Mr. Pons named in the Proxy Statement, who were nominated by the Company’s Board of Directors, continue to stand for election or re-election at the Annual Meeting.  All other agenda items except the shareholder proposal remain unaffected by this Supplement.

The Company’s WHITE proxy cards and voting instruction forms returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked.  Shares represented by such proxy cards or voting instruction forms returned before the Annual Meeting will be voted for the directors nominated by the Company’s Board of Directors as instructed on the proxy card or voting instruction form, except that votes will not be cast for Mr. Pons, and such votes will be disregarded, because he is no longer standing for election. The shareholder proposal will not be considered at the Annual Meeting, and all votes and voting instructions with respect thereto will be disregarded.  If you have already submitted your vote, you do not need to take any action unless you wish to change your vote.

If you have not yet returned your WHITE proxy card or voting instruction form, please fill in the proxy card or voting instruction form disregarding Mr. Pons’ name as a nominee for election as director and disregarding the shareholder proposal.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

In addition, as three years have passed since Arthur L. Regan ceased to serve as Interim Executive Chairman and Chairman of the Board of the Company, on May 20, 2024, the Company’s Board of Directors determined Mr. Regan to be an independent director.